Exhibit 99.2

FOR IMMEDIATE RELEASE
November 7, 2002

Kitty Hawk, Inc. Announces
The Election of Gerald L. Gitner as Chairman of the Board

DALLAS – November 7, 2002 — Kitty Hawk, Inc. (Pink Sheets: KTHKV.PK) Gerald L. Gitner has been elected as non-executive Chairman of the Board of the Company effective as of November 4, 2002. Mr. Gitner has served as a director of the Company since October 1, 2002.

Mr. Gitner is currently Chairman of D.G. Associates, Inc., a strategic planning and consulting practice. Mr. Gitner’s career has included previous airline industry assignments such as: Chairman and Chief Executive Officer TWA, Inc.; President of Texas Air Corp; and Vice Chairman of Pan Am World Airways and Pan Am Corp. and Chairman and Chief Executive Officer of Pan Am World Services.

In nominating Mr. Gitner to serve as Chairman, Myron Kaplan, Chairman of the Board’s Search Committee and partner with Kleinberg, Kaplan, Wolff & Cohen, PC in New York noted, “Gerry’s extensive experience as a senior executive of several major businesses and his energetic and methodical approach to the myriad of issues facing the Board make him the logical choice to be non-executive Chairman of the Board. Additionally, the Board felt that as a result of recent developments in the best practices of corporate governance, it made sense to have a non-employee director serve as our Chairman.”

In accepting the role of Chairman of the Board, Gitner said, “I look forward to providing the focus for the wealth of knowledge, vision and experience of the members of our Board and allowing executive management, and the Chief Executive Officer in particular, to focus exclusively on the growth and efficient operations of the Company.”

Succeeding Mr. Tilmon J. Reeves as Chairman of the Board, Gitner also said, “Jim has provided extraordinary leadership in his stewardship of the Company through its Chapter 11 reorganization, we are indebted to him for his service to the Company and wish him the greatest success in the future.”

Mr. Reeves has accepted an offer to provide strategic consulting services to the management team.

Mr. Gitner is a graduate of Boston University and serves on the Board of Trustees of both the Rochester Institute of Technology and the American College of Management & Technology.

Operating its own and leased aircraft, Kitty Hawk, Inc. provides scheduled overnight air cargo service to approximately 47 U.S. cities through its hub in Fort Wayne, Indiana with the support of its FAA Part 121 certificated cargo airline. For more information on the company, visit Kitty Hawk’s Web site at www.khcargo.com.

This release contains forward-looking statements relating to future business expectations. Business plans may change as circumstances warrant. Actual results may differ materially as a result of factors over which the company has no control. Such factors include, but are not limited to: world-wide business and economic conditions; acquisitions, recruiting and new business solicitation efforts; product demand and the rate of growth in the air cargo industry; the impact of competitors and competitive aircraft and aircraft financing availability; the ability to attract and retain new and existing customers; jet fuel prices; normalized aircraft operating costs and reliability and regulatory actions.

Contact:	E. Pierce Marshall, Jr.
Kitty Hawk, Inc.
972-456-2328